AVIATION UPGRADE TECHNOLOGIES

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement') is made and effective this May 31st 2000, by and between AVIATION UPGRADE TECHNOLOGIES ("Company") and Torbjom "Mini" Lundqvist ("Executive").

NOW, THEREFORE, the parties hereto agree as follows:

I. Employment.
--------------
Company hereby agrees to initially employ Executive as its CEO hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Election or appointment of Executive to another office or position, regardless of whether such office or position is inferior to Executive's initial office or position, shall not be a breach of this Agreement.

2. Duties of Executive.
-----------------------
The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by a superior officer of the Company, if any, or the board of directors of the Company. Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Executive will not, during the term of this Agreement, directly or indirectly engage in any ether competing business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company. In addition to the duties described herein, Executive is also authorized and directed to do the following: Act in other positions within the Company until such positions have been filled.

3. Compensation.
----------------
Executive will be paid compensation during this Agreement as follows: A. A base salary of $140,000 per year, payable in installments according to the Company's regular payroll schedule. The base salary shall be adjusted at the end of each year of employment at the discretion of the board of directors.

B. An incentive salary equal to 3% of the adjusted net profits (hereinafter defined) of the Company beginning with the Company's year end 2001 and each fiscal year thereafter during the term of this Agreement. "Adjusted net profit" shall be the net profit of the Company before federal and state income taxes, determined in accordance with generally accepted accounting practices by the Company's independent accounting firm and adjusted to exclude: (i) any incentive salary payments



          24040 Camino Del Avion, #A303, Monarch Beach, CA 92829, USA
                     Ph: +1 949 499-6665 Fax: 1 949 499-4424



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paid pursuant to this Agreement; (ii) any contributions to pension and/or profit sharing plans; (iii) any extraordinary gains or losses (including. but not limited to, gains or losses on disposition of assets); (iv) any refund or deficiency of federal and state income taxes paid in a prior year; and (v) any provision for federal or state income taxes made in prior years which is subsequently determined to be unnecessary. The determination of the adjusted net profits made by the independent accounting firm employed by the Company shall be final and binding upon Executive and Company. The incentive salary payment shall be made within thirty (30) days after the Company's independent accounting firm has concluded its audit If' the final audit is not prepared within ninety (90) days after the cud of the fiscal year, then Company shall make a preliminary payment equal to fifty percent (5O%) of the amount due based upon the adjusted net profits preliminarily determined by the independent accounting firm, subject to payment of the balance, if any, promptly following completion of the audit by the Company's independent accounting firm. The maximum incentive salary payable for any one year shall not exceed 4O0% of the then applicable base salary of Executive.

4. Benefits.
------------
A. Holidays. Executive will be entitled to at least 10 paid holidays each calendar year and 5 personal days. Company will notify Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year Personal holidays, if any, will be scheduled in advance subject to requirments of Company. Such holidays must be taken during the calendar year and cannot be carried forward into the next year. Executive is not entitled to any personal holidays during the first six months of employment.

B. Vacation. Following the first six months of employment, Executive shall be entitled to 25 (twenty five) paid vacation days each year.

C. Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

D. Medical and Group Life Insurance. Company agrees to include Executive in the group medical and hospital plan of Company and provide group life insurance for Executive at no charge to Executive in the amount of 10,000,000 (ten million) during this Advancement Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

E. Pension and Profit Sharing Plans. Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.

F. Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, Incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

5. Terms and Termination
A. The Initial Term of this Agreement shall commence on June 1st 2000 and it shall continue in effect for a period of two years. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company. This Agreement and Executive's employment may be terminated at


          24040 Camino Del Avion, #A303, Monarch Beach, CA 92829, USA
                     Ph: +1 949 499-6665 Fax: 1 949 499-4424




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




Company's discretion during the Initial Term, provided that Company shall pay to Executive an amount equal to payment at Executive's base salary rate for the remaining period of Initial Term, plus an amount equal to Fifty percent (50%) of Executives base salary. In the event of such termination. Executive shall not be entitled to any incentive salary payment Or any other compensation then in effect, prorated or otherwise~

B. This Agreement and Executive's employment may be terminated by Company at its discretion at any time after the Initial Term, provided that in such case, Executive shall be paid Twenty-five percent (25%) of Executive's then applicable base salary. In the event of such a discretionary termination, Executive shall not be entitled to receive any incentive salary payment or any other compensation then in effect, prorated or otherwise.

C. This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement. provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

D. In the event that Executive is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then Company may terminate this Agreement upon five (5) days notice to Executive. In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any incentive salary payments or other compensation, prorated or otherwise.

E. In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not he terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement

6. Notice.
Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

                     If to Company:
                     Aviation Upgrade Technologies
                     24040 Camino Del Avion, #A3O3
                     Monarch l3each, CA 92629
                     USA

                     If to Executive:
                     Torbjorn "Mini" Lundqvist
                     24040 Camino Del Avion, #A303
                     Monarch Beach. CA 92629
                     USA


          24040 Camino Del Avion, #A303, Monarch Beach, CA 92829, USA
                     Ph: +1 949 499-6665 Fax: 1 949 499-4424


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



7. Final Agreement.
-------------------
This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

8. Governing Law,
-----------------
This Agreement shall be construed and enforced in accordance with the laws of the state of Nevada

9. Headings
-----------
Headings used in this Agreement arc provided for convenience only and shall not be used to construe meaning or intent.

10. No Assignment
-----------------
Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

11. Severability.
-----------------
If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable. then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term bad never been included.

12. Arbitration
---------------
The patties agree that they will use their best efforts to amicably resolve any dispute arising out of relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Las Vegas Nevada, or such other place as may be mutually agreed upon by the parties Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

IN WITNESS WHEREOFOF, the parties hereto have executed this Agreement as of the date first above written.

        Aviation Upgrade Technologies




By: /s/ Dick Lindholm                       /s/ Torbjorn "Mini" Lundqvist
   ---------------------------              -----------------------------
   Dick Lindholm                            Torbjorn "Mini" Lundqvist
   Vice President






          24040 Carnino Del Avion, #A303, Monarch Beach, CA 92829, USA
                   Ph: +1 949 499-6665 Fax: 1 949 499-4424




exh.10.1